Exhibit b(viii) under Form N-1A
                                          Exhibit 3 (ii) under Item 601/Reg. S-K



                                  AMENDMENT #7
                                 TO THE BY-LAWS
                                       OF
                     FEDERATED MANAGED ALLOCATION PORTFOLIOS

                          Effective September 21, 2004

Insert the following into Article II, Power and Duties of Trustees and Officers and renumber Section 11 as Section 12:

     Section 11. Chief Compliance Officer. The Chief Compliance Officer shall be responsible for administering the Trust's policies and procedures approved by the Board under Rule 38a-1 of the Investment Company Act of 1940, as amended. Notwithstanding any other provision of these By-Laws, the designation, removal and compensation of Chief Compliance Officer are subject to Rule 38a-1 under the Investment Company Act of 1940, as amended.